Exhibit 4.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION

Form of Stock Award Agreement

THIS STOCK AWARD AGREEMENT (the “Agreement”), dated as of June 26, 2024, governs the Stock Award granted by CHERRY HILL MORTGAGE INVESTMENT CORPORATION, a Maryland corporation (the “Company”), to [●] (the “Participant”), in accordance with and subject to the provisions of the Company’s 2023 Equity Incentive Plan (the “Plan”). A copy of the Plan has been made available to the Participant. All terms used in this Agreement that are defined in the Plan have the same meaning given to them in the Plan.

1.          Grant of Stock Award. In accordance with the Plan, and effective as of June 26, 2024 (the “Grant Date”), the Company granted to the Participant, subject to the terms and conditions of the Plan and this Agreement, a Stock Award of [●] shares of Common Stock (the “Stock Award”).

2.           Vesting. The Participant’s interest in the shares of Common Stock covered by the Stock Award is vested and nonforfeitable on the Grant Date.

3.        Transferability. Shares of Common Stock covered by the Stock Award may be transferred on the Grant Date, subject to the requirements of applicable securities laws.

4.         Stockholder Rights. On and after the Grant Date, the Participant shall have all of the rights of a stockholder of the Company with respect to the shares of Common Stock covered by the Stock Award, including the right to vote the shares and to receive, free of all restrictions, all dividends declared and paid on the shares.

5.          No Right to Continued Service. This Agreement and the grant of the Stock Award, nor any other action taken pursuant to the Plan or this Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any of their Affiliates for any period of time or at any specific rate of compensation.

6.         Tax Withholding.  The Participant acknowledges that the ultimate liability for all income tax, social insurance contributions, payroll tax, fringe benefits tax, payment on account, and other tax-related items related to the Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company, the Partnership or any of their Affiliates. Unless otherwise determined by the Committee, any applicable withholding required with respect to the Stock Award subject to this Agreement shall be satisfied through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan; provided, however, that the amount withheld in the form of shares of Stock to which the Participant is entitled under the Plan may not exceed the maximum individual tax rate for the Participant in applicable jurisdictions for such Participant (based on the applicable rates of the relevant tax authorities (for example, federal, state and local), including the Participant’s share of payroll or similar taxes, as provided in tax law, regulations, or the authority’s administrative practices, not to exceed the highest statutory rate in that jurisdiction, even if that rate exceeds the highest rate that may be applicable to the specific Participant. Further, the Participant authorizes the Company, the Partnership and/or any of their Affiliates, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items not satisfied consistent with the prior sentence by one or a combination of the following: (i) withholding from wages or other cash compensation payable to the Participant by the Company, the Partnership and/or any of their Affiliates; (ii) withholding from proceeds of the sale of shares Stock either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); and (iii) any other method acceptable to the Company and permitted under the Plan and applicable laws.  If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, the Participant is deemed to have been issued the full number of shares of Stock subject to this vested Stock Award, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items. The Participant agrees to pay to the Company, the Partnership or any of their Affiliates any amount of Tax-Related Items that the Company, the Partnership or any of their Affiliates may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to deliver the shares Stock or the proceeds of the sale of shares of Stock if the Participant fails to comply with the Participant’s obligations for Tax-Related Items.

7.          Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

8.          Governing Law. This Agreement shall be governed by the laws of the State of Delaware except to the extent that Delaware law would require the application of the laws of another State.

9.          Incorporation of Plan. The Plan and is hereby incorporated by reference and made a part hereof, and the Stock Award and this Agreement shall be subject to all terms and conditions of the Plan.

10.        Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Grant Date and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Grant Date.

11.        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

12.         Authority of the Board and the Committee.  As set forth in the Plan, the Board and the Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement, which determination as to any such matter of interpretation or construction shall be final, binding and conclusive.

13.       Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement.  Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

14.      Clawback Policy.  Notwithstanding anything in this Agreement to the contrary, in consideration for the receipt of this grant, the Participant acknowledges and agrees that the Participant’s rights with respect to the Stock Award and with respect to any other applicable awards previously received by the Participant shall be subject to the Cherry Hill Mortgage Investment Corporation Clawback Policy (the “Clawback Policy”)  adopted in 2023, and as further amended from time to time.

15.      Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and the Participant agrees to be bound by all the terms and provisions of the Plan.

16.      Binding Effect.  This Agreement shall apply to and bind the Participant and the Company and each of their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Stock Award Agreement on the day and year first above written.

COMPANY:

CHERRY HILL MORTGAGE INVESTMENT CORPORATION

By:
Name:
Title:

PARTICIPANT:

Signature:
Name:

Exhibit A

Plan

(furnished separately)